EXHIBIT 10.2(a)

ADDENDUM TO
LEASE BETWEEN JAMES EMMI, LESSOR,
AND NELCO PRODUCTS, INC., LESSEE, DATED DECEMBER 12, 1989
1100 EAST KIMBERLY AVENUE, ANAHEIM, CA

A1. TERM.

The term of this Lease shall be extended for 60 months commencing on June 21, 2000 and ending on June 20, 2005.

A2. RENT.

Lessee shall pay to Lessor as rent for the Premises monthly payments of $6,144.00 per month, in advance on the 21st day of each month, which monthly rent shall increase or decrease in accordance with the Consumer Price Index Adjustment described in the following Addendum A3.

A3. CONSUMER PRICE INDEX ADJUSTMENT.

The monthly rent will be increased or decreased by the same percentage as the percentage of increase or decrease of the Los Angeles/Long Beach/Anaheim area C.P.I. as determined by the U.S. Department of Labor Statistics. The starting base for the C.P.I. index will be the index for the month of April 2000 which will be stipulated at 170.6. The C.P.I. adjustment will be made effective on each of the 2nd, 4th, 6th, 8th, 10th, 12th and 14th anniversary of the effective starting date of the extension of the lease (June 21, 2000). The bi-annual adjustment will be made every two years thereafter through the lease extension option periods if exercised. The C.P.I. index used for each period will be the published index for the month of April preceding the effective adjustment date. In no case will the rate increase be more than 10% per annum.

A4. ALTERATIONS.

As provided for in Paragraph 7 of the Lease, the Premises' original configuration and improvements shall be deemed to be the condition of the Premise when first occupied by the Lessee under previous terms or previous leases. Any changes or modifications to the Premises by the Lessee subsequent to the Lessee's original occupancy shall be subject to change back to original condition before any termination of the Lease at the option of the Lessor. Normal wear and tear is excepted.

This Premises are presently occupied by Lessee and are acceptable as is.

A5. The Lessee is hereby granted the option to extend the Lease for an additional 5 year term, June 21, 2005 to June 20, 2010, under the same terms and conditions as the first 5 years, providing that the Lessee has substantially complied with all the obligations of said Lease for the first 5 years. Rent will continue to be adjusted as stipulated by the C.P.I. adjustment and tax and insurance adjustments as provided for in the Lease.

The Lessee is hereby granted the option to extend the Lease for an additional 5 year term, June 21, 2010 to June 20, 2015, under the same terms and conditions as the first 5 years, providing that the Lessee has substantially complied with all the obligations of said Lease for the first 5 years. Rental rate will continue to be adjusted as stipulated by the C.P.I. adjustment and tax and insurance adjustments as provided for in the Lease.

In order to exercise the option to extend the Lease, the Lessee must notify the Lessor of its intention to exercise the option before January 1 of the year of the start of extension period (i.e., January 1, 2005 and January 1, 2010).

7/19/00

Nelco Products, Inc. DATE
Ronald B. Hart, President

7-12-00

James Emmi DATE

[npi.lease addendum1]legal